CONFIDENTIAL

December 7, 2007

William R. Harker

Sears Holdings Corporation 3333 Beverly Road Hoffman Estates, IL 60179

Attention: William R. Harker

CONFIDENTIALITY AGREEMENT

Ladies and Gentlemen:

     In connection with the analysis of a possible business combination transaction between Restoration Hardware, Inc. (the “Company”) and Sears Holdings Corporation (the “Interested Party”) (the “Transaction”), the Company may deliver to the Interested Party or its Representatives (as defined below) certain Information (as defined below) concerning the Company and the Transaction. Each of the Company and the Interested Party are referred to herein as a “Party” and collectively as the “Parties.”

     As used herein, “Information” means: (i) all oral and written communications, data, reports, analyses, compilations, studies, interpretations, forecasts, records, notes, asset lists, financial statements and other materials or information (in whatever form maintained, whether documentary, computer storage or otherwise) that contain or otherwise reflect information concerning the Company, any of its subsidiaries or affiliates or the Transaction, or any portion of any thereof, that the Company or its Representatives may provide to the Interested Party or its Representatives in the course of the evaluation of the Transaction (“Provided Information”), together with all oral and written communications, data, reports, analyses, compilations, studies, interpretations, forecasts, records, notes, asset lists, financial statements or other materials or information (in whatever form maintained, whether documentary, computer storage or otherwise) prepared by the Interested Party or its Representatives that contain or otherwise reflect or are based upon, in whole or in part, any Provided Information or that reflect the review of, interest in, or evaluation of all or any portion of the Transaction (“Derived Information”); (ii) the fact that discussions or negotiations are taking place concerning the Transaction or that any Information has been shared in connection therewith, the proposed terms and conditions of the Transaction (including any financial terms and conditions), and all Information related to

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Sears Holdings Corporation
December 7, 2007
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such discussions or sharing of Information or otherwise with respect to the Transaction, including the status thereof; and (iii) the existence, context, and scope of this Agreement.

     As used herein, “Representatives” means, collectively, the controlled affiliates of the Interested Party or the Company, as the case may be, and the respective directors, employees, members, financial advisers, lenders, accountants, attorneys, agents and controlling persons of the Interested Party or the Company, as the case may be, or their controlled affiliates, but excluding any person that would act as a co-bidder or other equity participant along with the Interested Party in connection with the Transaction. As used herein, the term “person” shall be broadly interpreted to include, without limitation, any corporation, entity, partnership, trust, group or individual.

     The Interested Party and the Company agree that, in consideration of being furnished with Information by the Company, all Information shall be kept confidential, including any information about the terms or conditions or any other facts relating to a possible transaction between Interested Party and the Company, and shall not, without the prior written consent of the Company, be disclosed by the Interested Party or its Representatives in any manner whatsoever, in whole or in part, other than to the Interested Party’s Representatives (to the extent permitted by the next sentence), and shall not be used, directly or indirectly, for any purpose other than in connection with evaluating the Transaction. Moreover, the Interested Party agrees to reveal Information only to their Representatives if and only to the extent that such Representatives, in the reasonable judgment of the Interested Party, need to know such Information for the purpose of evaluating the Transaction and are informed of the confidential nature of the Information and such Representatives have agreed to maintain the confidential nature of the Information in accordance with the terms of this Agreement. The Interested Party shall be responsible for any disclosure or other action or inaction by the Interested Party’s Representatives that would constitute a breach of this Agreement if undertaken by the Interested Party, including such Representatives who, subsequent to the first date of disclosure of Information hereunder, become former Representatives. The Interested Party acknowledges that the Company is subject to certain obligations set forth in Section 5.3 of that certain Merger Agreement, date as of November 8, 2007, by and among the Company, Home Holdings, LLC, and Home Merger Sub, Inc. (the “Home Merger Agreement”).

     To the extent that any Information may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, the Parties understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All

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Sears Holdings Corporation
December 7, 2007
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Information provided by the Company that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection. Nothing in this Agreement obligates the Company to reveal material subject to the attorney-client privilege, work product doctrine or other applicable privilege.

     If either the Interested Party or the Company determines that it does not wish to proceed with the Transaction, such Party shall promptly advise the other Party of that decision. In such case, or if a Transaction is not otherwise consummated, or if the Company so requests, the Interested Party shall promptly destroy or return to the Company all copies (whether in hardcopy form or to the extent reasonably practicable, on intangible media, such as electronic mail or computer files) of the Provided Information in its possession and in the possession of its Representatives, and will destroy all copies (whether in hard-copy form or to the extent reasonably practicable, on intangible media, such as electronic mail or computer files) of any Derived Information (provided that any such destruction of the Provided Information and any Derived Information shall be certified by the Interested Party or its duly authorized Representative). Notwithstanding the return or destruction of any Information, or documents or material containing or reflecting any Information, the Interested Party will continue to be bound by its obligations of confidentiality and other obligations hereunder for the term of this Agreement, except as otherwise specifically provided herein.

     The Interested Party shall not initiate or maintain contact with any person known by the Interested Party to be an officer, director, shareholder, employee or agent of the Company or its subsidiaries regarding a Transaction, except with the express written consent of the Company (which consent may be granted by the Independent Committee of the Board of Directors of the Company (the “Independent Committee”)). It is further understood that all (i) communications regarding a possible Transaction by the Interested Party with the Company, (ii) requests for additional information from the Company by the Interested Party, (iii) requests for on-site access or management meetings with the Company by the Interested Party and (iv) discussions with the Company or questions regarding procedures established by the Company by the Interested Party, will be submitted or directed to persons designated by the Independent Committee for such purpose, which may be designated legal counsel or financial advisor for the Independent Committee.

     This Agreement shall not apply to such of the Information as: (i) is or becomes generally available to the public other than as a result of any disclosure or other action or inaction by the Interested Party in breach of this Agreement (including any disclosure or other action or inaction by the Interested Party’s Representatives that would constitute a breach of this Agreement if undertaken by the Interested Party); (ii) is or becomes known or available to the Interested Party or any of its Representatives on a nonconfidential basis from a source (other than the Company or any of its subsidiaries, affiliates or Representatives) that, to the best of the Interested Party’s

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December 7, 2007
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knowledge, after reasonable inquiry, is not prohibited from disclosing such Information to the Interested Party by a contractual, legal or fiduciary obligation owed to the Company or its Representatives; (iii) is already in the possession of the Interested Party or any of its Representatives or is independently developed by the Interested Party or any of its Representatives without violation of any obligation under this Agreement; (iv) is or becomes known to the Interested Party or any of its Representatives prior to the Company’s disclosure of such Information to the Interested Party; or (v) is disclosed by the Interested Party with the prior written approval of the Company.

     The Interested Party (i) acknowledges that except as may be set forth in definitive transaction agreements, neither the Company nor any of the Company’s subsidiaries, affiliates or Representatives makes any representation or warranty (express or implied) as to the accuracy or completeness of any Information, and (ii) agrees to assume full responsibility for all conclusions the Interested Party derives from the Information. The Interested Party shall be entitled to, and shall, rely solely on representations and warranties made by the Company in any final agreement relating to the Transaction. Nothing contained in this Agreement nor the conveying of Information hereunder shall be construed as granting or conferring any rights by license or otherwise in any intellectual property.

     In the event that the Interested Party or any of its Representatives becomes legally compelled (by oral questions, interrogatories, requests for Information or documents, subpoenas, civil investigative demands or otherwise) to disclose any such Information, the Interested Party shall provide the Company with prompt written notice so that the Company may seek a protective order or other appropriate remedy, or both, or waive compliance with the provisions of this Agreement. In the event that the Company is unable to obtain a protective order or other appropriate remedy, or if it so directs the Interested Party, the Interested Party or its Representatives, as the case may be, may furnish only that portion of the Information which the Interested Party or its Representatives, as the case may be, is legally required to furnish and shall exercise reasonable efforts to obtain assurance that confidential treatment shall be accorded such Information.

     The Interested Party hereby acknowledges that it is aware and that its Representatives have been advised that applicable securities laws restrict any person who has material nonpublic information about a company from purchasing or selling securities of such company, or from communicating such material non-public information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

     Without the Company’s prior written consent (which consent may be granted by the Independent Committee), the Interested Party will not (and the Interested Party will ensure that its Affiliates as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended

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(the “Exchange Act”) will not) for a period of one year from the date of this Agreement (the “Standstill Period”): (i) purchase or otherwise acquire, or offer, seek, propose or agree to acquire, ownership (including, but not limited to, beneficial ownership as defined in Rule 13d-3 under the Exchange Act) of any securities of the Company, or any direct or indirect rights or options to acquire any such securities or any securities convertible into such securities (collectively, “Securities”); (ii) seek or propose, alone or in concert with others, to control or influence in any manner the management, the Board of Directors or the policies of the Company; (iii) make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” (as such terms are used in the proxy rules under the Exchange Act and the regulations thereunder) to vote, or seek to advise or influence any person with respect to the voting of any voting securities of the Company or any of its subsidiaries, (iv) form, join, or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act); (v) make any proposal or any statement regarding any proposal, whether written or oral, to the Board of Directors of the Company or the Independent Committee, or to any director or officer of the Company (other than a proposal or statement regarding a proposal, whether written or oral, made strictly in confidence to the Board of Directors of the Company or the Independent Committee that is not reasonably expected to require any disclosure by the Interested Party or any of its controlled Affiliates pursuant to Section 13(d) of the Exchange Act or the rules and regulations promulgated thereunder), or otherwise make any public announcement or proposal whatsoever, with respect to any transaction or proposed transaction involving the Company or any of its security holders and the Interested Party or any of its Affiliates, including, without limitation, any acquisition, tender or exchange offer, merger, sale of all or any substantial portion of the assets or securities, or other business combination, unless (a) the Company’s Board of Directors or the Independent Committee or its designated Representatives shall have requested in advance the submission of such proposal, (b) such proposal is directed to the Independent Committee or its designated Representatives, or if the Independent Committee shall no longer be in existence, to the Board of Directors or its designated Representatives and (c) any public announcement or other disclosure with respect to such proposal is either (x) approved in advance by the Company’s Board of Directors or the Independent Committee, or (y) made as and to the extent required by applicable law (including federal and state securities laws and regulations and banking laws and regulations), legal process or the applicable requirements of any regulatory authority and after reasonable prior consultation with the Company with respect thereto; (vi) make a request in any form that the prohibitions of this paragraph be waived or modified or that the Company take any action which would permit the Interested Party to take any of the actions described in this paragraph; or (vii) enter into any discussions, negotiations, arrangements or understandings with any third party with respect to any of the foregoing. Notwithstanding anything in this Agreement to the contrary, the Interested Party shall be permitted (including during the Standstill Period) to commence and consummate a Qualified Tender Offer (as defined below) and to use the Information to make a Qualified Tender Offer and make any disclosures required in connection therewith, including any disclosures of the

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Information required by applicable law, and shall be permitted to make any disclosure of the terms of this Agreement as is required pursuant to Section 13(d) of the Exchange Act or the rules and regulations promulgated thereunder.

For purposes of this Agreement, a “Qualified Tender Offer” is a tender offer for all the voting securities of the Company (other than any such securities owned by the Interested Party or its subsidiaries) that contains the following terms and conditions: (X) if the Interested Party is declared an Excluded Party (as defined in the Home Merger Agreement) and such declaration has not been revoked, (i) such tender offer is first announced and commenced only after the earlier of January 4, 2008 and the date on which the Company has (A) entered into a merger agreement or other acquisition or similar agreement with one or more third parties after the date hereof, (B) recommended to its stockholders any tender or exchange offer or, (C) entered into an amendment to the Home Merger Agreement which increases or decreases the cash per share price to be paid to stockholders of the Company relative to the price set forth in the Home Merger Agreement as in effect on November 8, 2007 or changes the structure of such transaction (any such agreement referenced in clauses (i)(A) or (i)(C) shall be referred to herein as a “New Agreement”), and (ii) such tender offer is at a cash price per share that is at least $.05 per share more than the cash price per share to be paid to stockholders of the Company pursuant to the tender or exchange offer contemplated by (i)(B) or the New Agreement (or the Home Merger Agreement as in effect on November 8, 2007, if there is no New Agreement by January 4, 2008), as applicable; provided, that this clause (X) shall not be applicable if the Company has revoked the Excluded Party status of the Interested Party following the Interested Party’s withdrawal or termination of the proposal set forth in its letter to the Company dated November 23, 2007 (the “November 23 Proposal”) or announces or otherwise informs the Company that it is no longer pursuing the November 23 Proposal; (Y) if the Interested Party is not declared an Excluded Party on or prior to December 13, 2007 (or if the Interested Party is declared an Excluded Party and such declaration has been revoked, other than a revocation described in the immediately preceding proviso), such tender offer is first announced and commenced only on or after December 14, 2007 and is at a cash price per share that is at least equal to the cash price per share to be paid to stockholders of the Company pursuant to the Home Merger Agreement (as in effect on November 8, 2007) or pursuant to any New Agreement (if the Company shall have entered into any New Agreement) as applicable; provided that this clause (Y) shall not be applicable, if the Interested Party has on or prior to December 13, 2007, withdrawn or terminated the November 23, 2007 Proposal or has announced or otherwise informed the Company that it is no longer pursuing the November 23 Proposal; or (Z) such tender offer is first announced and commenced at least 30 days subsequent to the termination of the Home Merger Agreement, or if the Home Merger Agreement has been terminated in connection with the entry of a New Agreement, such tender offer is first announced and commenced at least 30 days subsequent to the termination of such New Agreement, in each case described in this clause (Z), only if the termination was not caused by (a) the Interested Party and its controlled Affiliates voting any

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December 7, 2007
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Securities owned by the Interested Party and its controlled Affiliates (other than Securities owned in a fiduciary capacity) against the Home Merger Agreement or New Agreement, as the case may be, or (b) any action by the Interested Party or its controlled Affiliates reasonably expected to prevent or delay the consummation of the transactions contemplated by the Home Merger Agreement or New Agreement as the case may be. For the avoidance of doubt, neither the Interested Party nor its controlled Affiliates shall announce its intention or plans to commence, or otherwise commence, a Qualified Tender Offer prior to the earlier of January 4, 2008 and the date on which the Company enters into a New Agreement, or if the Interested Party is not declared an Excluded Party, December 14, 2007.

      Without the Company’s prior written consent (which consent may be granted by the Independent Committee, neither the Interested Party nor its Affiliates shall for a period of two years from the date of this Agreement directly or indirectly employ or solicit for employment (i) any person who is now employed as an officer of the Company or any of its divisions or subsidiaries or (ii) any other senior management personnel of the Company or any of its divisions or subsidiaries that has first been introduced by the Company or any of its divisions or subsidiaries to the Interested Party in connection with the analysis of a possible Transaction. For the avoidance of doubt, individual store managers are not “senior management personnel” within the meaning of this clause, and this clause will not restrict the Interested Party from soliciting or employing a person making application for employment through or in response to an advertisement in a publication or medium of general circulation that is not targeted to persons that are or have been employed by the Company or any of its divisions or subsidiaries, and the Interested Party shall not be precluded from hiring any such employee who (i) initiates discussions regarding such employment without any direct or indirect solicitation by the Interested Party, or (ii) has been terminated by the Company or any of its divisions or subsidiaries prior to commencement of employment discussions between the Interested Party and such employee and has not been solicited, in violation of this Agreement, directly or indirectly by the Interested Party prior to such termination.

      The Parties also understand and agree that no contract or agreement providing for a Transaction with the other Party shall be deemed to exist between the Parties unless and until a definitive Transaction agreement has been executed and delivered. The Parties also agree that unless and until a Transaction agreement between the Parties has been executed and delivered, the Parties have no legal obligation of any kind whatsoever with respect to any such Transaction by virtue of this Agreement or any other written or oral expression with respect to such Transaction except, in the case of this Agreement, for the matters specifically agreed to herein. For purposes of this Agreement, the term “Transaction agreement” does not include an executed letter of intent or any other preliminary written agreement in principle.

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     This Agreement shall inure to the benefit of and be binding upon the Interested Party and the Company and their respective successors and permitted assigns.

     The Parties agree that the Company would be irreparably injured by a breach of this Agreement by the Interested Party or its Representatives and that the Company shall be entitled to equitable relief, including injunctive relief and specific performance, in the event of any breach of the provisions of this Agreement. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Agreement by the Interested Party or its Representatives, but shall be in addition to all other remedies available at law or in equity.

     In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines in a final, non-appealable order that a Party has breached this Agreement, then such Party shall be liable and pay to the non-breaching Party the reasonable legal fees such non-breaching Party has incurred in connection with such litigation, including any appeal therefrom.

     This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. The Parties also hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware for any actions, suits or proceedings arising out of or relating to this Agreement and the Transactions contemplated hereby (and the Parties agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agree that service of any process, summons, notice or document by U.S. registered mail to the other Parties’ address set forth below shall be effective services of process for any action, suit or proceeding brought in any such court. The Parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the Transaction contemplated hereby, in the courts of the State of Delaware or the United States of America located in the State of Delaware, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. The Parties specifically waive any right to a jury trial with respect to any matter arising under this Agreement.

All notices required to be provided pursuant to this Agreement shall be addressed:

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                              in the case of the Company:

                              Restoration Hardware, Inc.
                              15 Koch Rd., Suite J
                              Corte Madera, CA 94925
                              Telephone: (415) 945-3578
                              Facsimile: (415) 927-7264
                              Attn: Chris Newman, Chief Financial Officer

                              with a copy to:

                              Morrison & Foerster LLP
                              425 Market Street
                              San Francisco, California 94105
                              Telephone: (415) 268-7113
                              Facsimile: (415) 268-7522
                              Attn: Gavin B. Grover

                              and

                              Vinson & Elkins LLP
                              2001 Ross Avenue
                              Suite 3700 Dallas, Texas 75201
                              Telephone: (214) 220-7959
                              Facsimile: (214) 999-7959
                              Attn: Alan Bogdanow Greg Hidalgo

                              in the case of the Interested Party:

                              Sears Holdings Corporation
                              3333 Beverly Road
                              Hoffman Estates, IL 60179
                              Telephone: 203-861-4600
                              Facsimile: 203-861-9834
                              Attn: William Crowley

                              with a copy to:

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December 7, 2007
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                              Wachtell, Lipton, Rosen & Katz
                              51 West 52nd Street
                              New York, New York 10019
                              Telephone: 212-403-1000
                              Facsimile: 212-403-2000
                              Attn: Daniel A. Neff, Esq.

     No failure or delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other further exercise of any right, power or privilege hereunder.

     Any assignment of this Agreement by either Party without the prior written consent of the other Party shall be void.

     This Agreement contains the entire agreement between the Parties concerning confidentiality of the Information and related matters, and no modifications of this Agreement or waiver of the terms and conditions hereof shall be binding upon the Parties, unless approved in writing by each of the Company and the Interested Party. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions shall remain in full force and effect, and shall in no way be affected, impaired or invalidated.

     This Agreement may be executed in one or more counterparts, each of which shall constitute an original, but together which shall constitute one and the same instrument.

*                               *                               *                               *

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December 7, 2007
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     If the foregoing reflects our agreement, kindly sign and return the duplicate copy of this Agreement to me.

Sincerely,

RESTORATION HARDWARE, INC.

By: /s/ Chris Newman
Name: Chris Newman
Title: Chief Financial Officer

Agreed to as of the date set forth above:

SEARS HOLDINGS CORPORATION

By: /s/ William R. Harker
Name: William R. Harker
Title: Senior Vice President, General Counsel and Corporate Secretary